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                                  EXHIBIT 10.1

                           AGREEMENT TO PURCHASE LAND


         THIS AGREEMENT is made as of the Effective Date (as defined in the last section of this Agreement) by and between MALL DEVELOPERS, LLC a limited liability company (hereinafter referred to as "Seller"), LAND SOUTH PROPERTIES, LLC, a Georgia limited liability company (hereinafter referred to as "Purchaser"), HALL, BLOCK, GARLAND AND MEYER (hereinafter referred to as "Escrow Agent"), BEN CARTER ASSOCIATES, L.L.C., a Georgia limited liability company, and BRUCE WILLIAMS PROPERTIES, LLC, a Georgia limited liability company (hereinafter collectively referred to as "Broker").

         WHEREAS, Seller is the owner of the Property (as hereinafter defined): and Seller has agreed to sell and Purchaser has agreed to purchase the Property;

         NOW, THEREFORE, in consideration of the agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Property: Seller hereby agrees to sell and Purchaser hereby agrees to purchase from Seller, all that approximately 1 acre tact of land located in District 7, Land Lot 186, in Gwinnett County, Georgia, and depicted on Exhibit "A" attached hereto as Lot 4, together with all rights, hereditaments, and appurtenances thereto, and together with all improvements and fixtures located thereon (the "Property").

         2. Earnest Money: Within three (3) business days after the Effective Date, Purchaser shall deliver to the undersigned Escrow Agent the sum of Twenty Thousand Dollars ($20,000.00) by check as Earnest Money in connection with the transaction contemplated hereby. Such funds, together with any and all notes, checks, letters of credit or cash that may be deposited as additional Earnest Money hereunder, any and all proceeds thereof, and any and all interest earned thereon is hereinafter referred to as the "Earnest Money". Escrow Agent shall hold the Earnest Money in an account at an FDIC insured commercial bank. The Earnest Money shall be retained or refunded, as the case may be, in accordance with the terms of this Agreement and shall be applied as a credit to the amount of cash required of Purchaser at Closing. Escrow Agent's duties are more specifically defined in Section 10. Escrow Agent of the Agreement. In the event of Purchaser's default pursuant to the Agreement, the Earnest Money shall be paid to the Seller in full and final liquidated damages resulting from Purchaser's default and Seller shall not have the right to sue for specific performance.

         3.01 Purchase Price: The purchase price of the Property shall be approximately Six Hundred Ninety Six Thousand Nine Hundred and Sixty Dollars ($696,900) which is calculated by multiplying the purchase price per square foot (" Price Per Square Foot") to Sixteen Dollars ($16.00) by the number of square feet comprising the Property which is estimated at 43,560 square feet. The exact square footage of the Property shall be determined by a survey


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pursuant to Section 12 herein and the exact purchase price (the "Purchase
Price") of the Property shall be determined by multiplying the Price Per Square Foot by the total number of square feet to the nearest 100th as determined by the survey. After said new survey has been completed, Exhibit "A" hereto shall automatically be amended to conform to a legal description based on said survey.

         3.02     The Purchase Price shall be paid as follows:

                  (a)      Cash at Closing

         4. Taxes and Expenses: Ad Valorem taxes constituting a lien against the Property for the year in which the Closing occurs and all other unpaid assessments shall be prorated as of the day of Closing. If the current year's taxes and/or other applicable assessments have not been determined at the time of Closing, the proration shall be based upon the previous year's taxes and/or assessments. After Closing, at such time when any said taxes or assessments are capable of an exact determination, the party having the information permitting the exact determination shall send to the other party a detailed report of the exact determination so made. Within twenty (20) days after both Seller and Purchaser shall have received such report, Seller and Purchaser shall adjust the amounts apportioned pursuant to the estimates made at Closing to reflect the exact determinations contained in the report, and Seller or Purchaser, as the case may be, shall pay to the other whatever amount shall be necessary to compensate for the difference. Seller shall pay real estate transfer tax. Purchaser shall pay the cost of title examination, title insurance, survey, any cost associated with studies performed in the Inspection Period and recording the Deed of Transfer. Each party shall pay its own attorney's fees.

         5.       Closing:

                  (a) The closing or settlement ("Closing") of the transaction contemplated hereby shall be held in or near Atlanta, Georgia at a location acceptable to Seller and Purchaser on the earlier to occur of that date that is the thirtieth (30th) day (or the next business day if such thirtieth (30th) day is not a business day) after Southern Bank receives confirmation of a State or Federal Bank charter or March 31, 2000. Purchaser shall have the right to extend the Closing date to April 30th, 2000 by providing Seller with written notice of its intention to extend said Closing on or before March 31, 2000, accompanied by a check in the amount of $5,000 payable to Seller, which shall be nonrefundable to Purchaser in the event Closing fails to occur but shall offset the Purchase Price in the event Closing does occur. Notwithstanding anything in the Purchase Agreement to the contrary, should Closing fail to occur by March 31, 2000 (or April 30,2000 as extended as provided herein), the Purchase Agreement shall terminate and neither party will have any further obligations hereunder.

                  (b) At closing, subject to the terms hereof, and as contained in the Purchase Agreement:

                           (1)      Purchaser shall pay to Seller the Purchase
Price, less a credit for the amount of the Earnest Money, and Escrow Agent shall pay the Earnest Money to Seller.


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                           (2)      Seller will transfer good and marketable
title to the Purchaser, subject to Seller's Declaration of Covenants, Conditions and Restrictions a copy of which shall be provided to Purchaser no later than thirty (30) days prior to the expiration of the Inspection Period, and other matters of record, free and clear of all liens, encumbrances and any other indebtedness or claim whatsoever, except for such other title exceptions as are approved by Purchaser and specifically referenced in the Agreement.

         6. Title: At Closing, Seller shall convey good, marketable and insurable title to the Property to Purchaser by limited warranty deed. The Title may be subject to current and future ad valorem property taxes, easements, covenants and restrictions of record, including a management association, the standard exceptions of the ALTA owners policy (excluding survey exception), and zoning ordinances affecting the Property. The property shall not be subject to any (a) mortgage, deed to secure debt, deed of trust, security agreement judgment, lien or claim of lien, or any other title exception or defect unacceptable to Purchaser that are monetary of nature, or any other (b) leases, rental agreements or other rights of occupancy of any kind, whether written or oral. Seller hereby agrees to pay and satisfy of record at its expense any title exception or defect that is in the nature of a Lien or other encumbrance to secure the payment of money. If the defects or objections are not satisfied by Seller, Purchaser may elect to terminate this Agreement, in which case the entire Earnest Money shall he returned to Purchaser and neither party shall have any further rights, obligations or duties under this Agreement. If Seller does so cure or satisfy the defects or objections, then this Agreement shall continue in effect. Purchaser shall have the right at any time to waive any objection that it may have made and thereby to preserve this Agreement in effect. Seller agrees not to further alter or encumber in any way Sellers Title to the Property after the Effective Date.

         7. Inspection Period: Purchaser shall have seventy five (75) days after the Effective Date (which period shall be referred to as the "Inspection Period.") to conduct Purchaser's due diligence as to the feasibility of developing the Property for its intended uses. Such determinations may include sewer availability and cost feasibility, access availability, engineering studies, wetlands studies and related Corp of Engineers approvals and any other investigations as Purchaser in its sole discretion deems appropriate. Prior to the end of the Inspection Period, Purchaser shall notify Seller in writing if Purchaser elects to proceed with its obligations under this Agreement. If Purchaser fails to give notice of Purchaser's election to proceed within the Inspection Period, this Agreement shall be thereby terminated, whereupon Escrow Agent shall pay to Seller as option money Fifty Dollars ($50.00) of the Earnest Money and the remainder of the Earnest Money shall be refunded to Purchaser.

         8. Seller's Representations and Warranties: As of the Effective Date and as of the date of Closing, Seller represents and warrants to Purchaser that Seller owns fee simple absolute title to the Property subject to those items specified in Section 6, and neither Seller's execution, delivery, nor performance of this Agreement is prohibited by or will cause a default under any other agreement, covenant, document, or instrument.


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         9.01     Contingencies:

                  (a) The Closing, but not the return of the Earnest Money, shall be contingent upon Purchaser or its assignee obtaining prior to March 31, 2000, approval from the City of Buford and/or Gwinnett County for a commercial building for use as a bank or other use acceptable to Seller. The Closing shall also be contingent upon satisfactory water and sewer capacity.

                  (b) Prior to Closing, Seller shall rough grade the site and compact the site to a 95% Proctor per a grading plan that shall be prepared by Seller and delivered to Purchaser for its review within 15 days of the Effective Date. Seller shall also constrict at its sole cost and expense the Mill Creek Parkway as shown on the attached Exhibit A which shall be completed no Later than 90 days after Closing.

                  (c) In the event Purchaser has not received confirmation that Southern Bank has received a state or federal bank charter by February 28, 2000, the Purchase Agreement shall at Purchasers option, terminate and one-half of the Earnest Money shall be returned to Purchaser and the other half will be delivered to Seller and the parties shall have no further obligations under the Purchase Agreement. In the event Purchaser does not elect to terminate the Purchaser Agreement, the entire Earnest Money Deposit shall become nonrefundable subject only to Sellers default.

                  (d) Purchaser represents that Southern Bank will file for a state or federal bank charter prior to the end of the Inspection Period and Purchaser agrees to provide Seller with written notice of such filing.

         9.02 Conduct Prior to Closing: Subsequent to the date a Purchase Agreement is executed by both parties, and until the date of closing:

                  (a)      Seller will not

                           (1)      Transfer, sell, assign, or otherwise convey
any other property adjacent to the Property, without first notifying Purchaser who is purchasing said property and what the intended use they are contemplating.

                           (2)      Enter into any lease, contract, commitment,
or transaction in respect to the Property outside the ordinary course of business, without the prior written consent of Purchaser.

                  (b) Seller shall at all times prior to Closing and at its expense continue to maintain the Property in its present condition and repair.


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         9.03     Work Product: In the event Purchaser terminates the contract under the terms hereunder or fails to close for any reason other than Seller default, Purchaser shall deliver to Seller all engineering or other work product related to the Property that has been prepared by Purchaser or its agents or consultants.

         10. Escrow Agent: In performing any of its duties hereunder, Escrow Agent shall not incur any liability to anyone for any damages, losses or expenses, except for willful default or breach of trust, and it shall accordingly not incur any such liability with respect (a) to any action taken or omitted in good faith upon advice of its counsel or (b) to any action taken or omitted in reliance upon any instruments, including any written notice or instruction provided for in this Agreement, not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform with the provisions of this Agreement. The parties hereby agree to indemnify and hold harmless Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigations and counsel fees and disbursements, which may be imposed upon Escrow Agent or incurred by Escrow Agent in connection with its acceptance of the performance of its duties hereunder, including any litigation arising from this Agreement or involving the subject matter hereof except for willful default and breach of trust by Escrow Agent. In the event of a dispute between any of the parties hereto sufficient in the discretion of Escrow Agent to justify its doing so, Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction all money or property in its hands under this Agreement, and thereupon be discharged from all further duties and liabilities under this Agreement. The Purchaser and Seller shall bear all costs and expenses of any such legal proceedings.


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         11.      Brokers and Broker's Commission: Seller shall pay a
commission of five percent (5%) of the Purchase Price to Ben Carter Associates, LLC and Bruce Williams Properties, LLC ("Broker") at Closing to be split evenly between the two. Seller and Purchaser acknowledge that Broker has represented Seller in this transaction. Purchaser and Seller each warrant and represent to the other that, with the exception of the Broker identified in this Section 11 hereof, such party has not employed a real estate broker or agent in connection with the transaction contemplated hereby. Each party agrees to indemnify and hold the other harmless from any loss of representation herein being untrue. Seller hereby covenants and agrees to defend, indemnify, and hold harmless the Purchaser against and from any and all loss, expense, liability, cost, claim, demand, damages, action, cause of action, and suit arising out of or in any manner relating to the alleged employment or use by Seller of any real estate broker other than the above referenced Broker in connection with this transaction. Purchaser hereby covenants and agrees to defend, indemnify, and hold harmless the Seller against and from any and all loss, expense, liability, cost, claim, demand, damages, action, cause of action, and suit arising out of or in any manner relating to the alleged employment or use by Purchaser of any real estate broker other than the above referenced Broker in connection with this transaction. Purchaser and Seller each agree to release and hold Broker harmless with respect to any information furnished to such party by Broker, unless such party furnishes clear and convincing evidence that Broker have knowingly furnished false information. Seller acknowledges that Purchaser is a licensed real estate broker active in the State of Georgia.

         12. Survey and Inspection: Seller shall provide, at Seller's cost, a survey of the property by a Georgia licensed and registered surveyor, which survey shall contain a calculation of the square footage within the property to the nearest 100th of a square foot, exclusive of any areas dedicated to the public, subject to any private right-of-way or constituting a public street, road or highway, no later than the end of the Inspection Period. If Seller's survey is not acceptable to Purchaser, Purchaser shall have the right at Purchaser's sole cost and expense to appoint a second Georgia licensed and registered surveyor whose survey (Purchaser's Survey) shall then be used in computing the exact square footage to be used in computing the total Purchase Price. If Purchaser's Survey is not acceptable to Seller, then Seller's surveyor and Purchaser's surveyor shall appoint a third Georgia licensed and registered surveyor whose survey shall be conclusive as to the exact square footage to be used in calculating the Purchase Price. The cost of any such third survey shall be borne equally by Purchaser and Seller. Purchaser and Purchaser's agents, employees, and independent contractors shall have the right and privilege to enter upon the property prior to Closing to survey and inspect the Property and to conduct soil borings and geological testing and engineering tests or studies. Purchaser hereby covenants and agrees to indemnify and hold harmless Seller from any and all loss, liability, costs, claims, demands, damages, actions, causes of action, and suits arising out of or in any manner related to the exercise by Purchaser of Purchaser's rights under this section, except that any loss, liability, cost, claims, demands, damages, actions, causes of action, or suits caused by Seller's negligence, fraud, or willful misconduct.

         13. Eminent Domain: If, after the Effective Date and prior to Closing, Seller shall receive notice of the commencement or threatened commencement of eminent domain or other like proceedings against the Property or any portion thereof, Seller shall promptly notify


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Purchaser in writing, and Purchaser shall elect within thirty (30) days from and after such notice, but at all times prior to the otherwise established closing, to: (a) terminate this transaction, in which event the Earnest Money shall be refunded to Purchaser and the Agreement shall be void and of no further force and effect; or (b) to close the transaction contemplated hereby in accordance with its terms but subject to such proceedings, in which event the Purchase Price shall remain the same and Seller shall transfer and assign to Purchaser at Closing all condemnation proceeds and rights to additional condemnation proceeds, if any. If Purchaser elects to purchase after receipt of such notice, all actions taken by Seller with regard to such eminent domain proceedings, including but not limited to, negotiations, litigation, settlement, appraisals, and appeals, shall be subject to the approval of Purchaser, which approval shall not be unreasonably withheld. If Purchaser does not make such election within the aforesaid time period, Purchaser shall be deemed to have elected to close the transaction contemplated hereby in accordance with clause (b) above.

         14. Environmental Matters: Seller warrants that to the best of his knowledge, (i) no portion of the Property has been used as a landfill, (ii) the Property does not contain, no activity on the Property has produced, and the Property has not been used in any manner for the storage of any hazardous or toxic materials, waste, discharge, deposit, dumping or contamination, whether soil, ground water or otherwise, (iii) the Property does not contain any underground tanks of any type, and there are no surface or subsurface conditions that constitute, or with the passage of time may constitute a public or private nuisance, and (iv) the Property does not contain any materials containing or producing any polychlorinated biphenyls or asbestos. During the Inspection Period, Purchaser shall he granted the opportunity to enter the Property and perform, or have performed, any investigation which may be useful to Purchaser in seeking to detect the presence of hazardous or toxic wastes or other conditions referred to in this paragraph on the Property. In the event that evidence of such contamination or conditions is discovered prior to Closing, Purchaser shall have the right to terminate this Agreement and have returned to it all Earnest Money paid under this Agreement.

         15. Notice: Each notice required or permitted to be given hereunder shall be delivered in person or by courier or by depositing it with the United States Postal Service by certified mail, return receipt requested, with adequate postage prepaid, addressed to the appropriate party (and marked to a particular individual's attention) as hereinafter provided. Each such notice that is delivered in person or by courier shall be effective when delivered to the address specified herein, and each such notice that is sent by certified mail shall be effective upon being so deposited with the United States Postal Service, by the time period in which a response to any such notice must be given or any action taken with respect thereto shall commence to run from the earlier of the date of receipt of the notice by the addresses thereof, or three (3) days after being deposited with the United States Postal Service, if applicable. The addresses of the parties to which notices are to be sent shall be those set forth on the signature pages of this Agreement. Any party shall have the right from time to time to change the address to which notices to it shall be sent by giving to the other party or parties at least thirty (30) days prior notice of the changed address or additional addresses.


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         16.      Documents: At or prior to Closing, each party shall deliver to the other party appropriate evidence to establish the authority of such party to enter into and close the transaction contemplated hereby. Seller shall also execute and deliver to Purchaser at Closing a (i) Limited Warranty Deed;
(ii) an affidavit for mechanics' or materialmen's liens, other statutory liens, or for the rights of parties in possession; and (iii) a certificate with respect to Section 1445 of the Internal Revenue Code stating, among other things, that Seller is not a nonresident alien as defined in the Internal Revenue Code and IRS Regulations. The parties shall also execute and deliver at Closing any other documents reasonable necessary or appropriate to complete and evidence the transaction contemplated hereby.

         17. Remedies. If this transaction fails to close by reason of Purchaser's failure to perform its obligations under this Agreement, the Escrow Agent shall deliver, pursuant to this Agreement, the Earnest Money that Escrow Agent has in its possession at that time to Seller as full liquidated damages, the parties hereby acknowledging and agreeing that the amount of Seller's actual damages in such circumstance would be difficult, if not impossible, to determine and that the agreed upon liquidated damages are a reasonable pre-estimate of the actual damages, are not punitive or penalties, and are just, fair and reasonable, all in accordance with O.C.G.A. 13-6-7. Seller expressly acknowledges and agrees that receipt of the Earnest Money as provided herein shall be Seller's sole remedy in the event of Purchaser's failure to perform its obligations hereunder, Seller expressly waiving all other rights or remedies that Seller may have at law or in equity, including without limitation, specific performance. In the event that Seller fails or refuses to convey the Property in accordance with the terms of this Agreement or otherwise fails to perform its obligations hereunder, then Purchaser shall have the right to a refund of the Earnest Money or the right of specific performance, in addition to all other rights and remedies available to Seller at law or in equity for Seller's breach.

         18. Miscellaneous: Time is of the essence with respect to each and every provision of this Agreement. This Agreement constitutes the entire agreement of the parties and may not be amended except by written instrument executed by Purchaser and Seller. Escrow Agent and Brokers shall not be necessary parties to amendments to this Agreement, but such amendments shall not adversely affect or impair the rights or duties of Escrow Agent and Brokers hereunder. The provisions of this Agreement relating to tax prorations after Closing, Purchaser's indemnification with respect to its entering upon the Property prior to Closing, and the mutual indemnification's concerning brokerage commissions shall survive any Closing pursuant to this Agreement or any termination of this Agreement by either party as a matter of right hereunder or in breach Agreement, notwithstanding any other provisions in this Agreement to the contrary. All other representations and agreements set forth herein shall expressly survive the Closing of this transaction. This Agreement shall he construed and interpreted in accordance with the laws of the State in which the Property is located. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Purchaser may assign all or any portion of its rights under this Agreement, and upon any such assignment, the assignor shall be released automatically from all duties hereunder and Seller shall look solely to the assignee for performance. If more than one person shall sign this Agreement as a Seller, then each person so signing shall he jointly and severally liable. The exhibits referred to in any attached document to this Agreement are incorporated herein in full by reference. If the time


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period by which the Closing must he held expires on a Saturday, Sunday or legal or bank holiday, then such time period shall automatically be extended through the close of business on the next regularly scheduled business day.

         19. Offer, Acceptance and Contract: This document shall constitute an offer by Purchaser that shall be open for acceptance by Seller until 5:00 p.m., Atlanta, Georgia, time, August 27, 1999. For purposes of this Agreement, the "Effective Date" is that date that Purchaser shall have received actual delivery of this Agreement properly executed by Seller.

         IN WITNESS WHEREOF, the undersigned have set their hands and seals hereto on the day and year indicated next to their respective signatures.



PURCHASER:

LandSouth Properties, LLC
5400 Riverside Drive, Suite 101
Macon, Georgia  31210

By:  /s/ Jeff S. Tucker                               Date:  August 27, 1999

Its:  Managing Member

SELLER:

Mall Developers, LLC
3491 Buckhead Loop, Suite 1506
Atlanta, Georgia  30326

By:  /s/  Jack E. Fisher                              Date:  September 7, 1999

Its:  Member


Escrow Agent

Hall, Bloch, Garland and Meyer, LLP
2452 Vineville Avenue
Macon, Georgia  31201

By:  /s/ Hall, Bloch, Garland and Meyer, LLP          Date:  August 26, 1999

Its:  Partner


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BROKER

Ben Carter Associates, LLC (hereinafter referred to as BCA)
950 E. Paces Ferry Road
Suite 900
Atlanta, Georgia  30326

By:  /s/ Ben Carter Associates, LLC                   Date:  September 13, 1999



Bruce Williams Properties, LLC
21 North Main Street
Suite 201
Alpharetta, Georgia 30201

By:  /s/ Bruce Williams, Properties, LLC              Date:  September 9, 1999


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